Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 23, 2019 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $52.0 million, or $0.20 per diluted share, for the three months ended September 30, 2019 as compared to $46.6 million, or $0.18 per diluted share, for the three months ended June 30, 2019 and $54.2 million, or $0.19 per diluted share, for the three months ended September 30, 2018.

For the nine months ended September 30, 2019, net income totaled $146.8 million, or $0.55 per diluted share, compared to $169.2 million, or $0.59 per diluted share, for the nine months ended September 30, 2018.

The Company also announced today that its Board of Directors declared a cash dividend of $0.11 per share to be paid on November 25, 2019 for stockholders of record as of November 11, 2019.

Kevin Cummings, Chairman and CEO, commented, “Several positive trends contributed to our earnings results this quarter including increased net interest income, strong fee income, and improving asset quality metrics.  Net interest margin expanded 6 basis points this quarter as we benefited from stable deposit costs, our continued focus on higher yielding commercial and industrial loans, and deemphasis on lower yielding real estate loans.”

Mr. Cummings also commented, “Importantly, our deposit costs appear to have reached an inflection point and stand to benefit from past and potential future rate cuts by the Federal Reserve.”

Performance Highlights

•	Net interest margin increased 6 basis points to 2.53% for the three months ended September 30, 2019 compared to the three months ended June 30, 2019.

•	Total assets decreased $339.0 million, or 1.3%, to $26.73 billion at September 30, 2019 from $27.06 billion at June 30, 2019.

•
Net loans decreased $248.6 million, or 1.1%, to $21.52 billion at September 30, 2019 from $21.76 billion at June 30, 2019. Commercial and industrial loans increased $96.5 million, or 3.7%, during the three months ended September 30, 2019.

•	Total deposits increased $28.3 million, or 0.2%, to $17.67 billion at September 30, 2019 from $17.64 billion at June 30, 2019.

•
Total non-interest income was $14.8 million for the three months ended September 30, 2019, an increase of $7.8 million compared to the three months ended June 30, 2019. Excluding a $5.7 million loss on the sale of securities during the three months ended June 30, 2019, non-interest income increased $2.1 million for the three months ended September 30, 2019.

•
Total non-interest expenses were $108.7 million for the three months ended September 30, 2019, an increase of $4.9 million, or 4.7%, compared to the three months ended June 30, 2019. Included in non-interest expenses for the three months ended September 30, 2019 were $3.3 million of compensation expenses related to employee severance expense and the settlement of our shareholder litigation. In addition, professional fees increased $2.5 million due primarily to costs associated with implementing enhanced commercial treasury management and online banking products, as well as costs to improve risk management process efficiency.

•	During the three months ended September 30, 2019, the Company repurchased 2.0 million shares of its outstanding common stock for approximately $22.5 million.

Financial Performance Overview
Third Quarter 2019 compared to Second Quarter 2019
For the third quarter of 2019, net income totaled $52.0 million, an increase of $5.3 million as compared to $46.6 million for the second quarter of 2019. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $5.3 million, or 3.3%, as compared to the second quarter of 2019. Changes within interest income and expense categories are as follows:

•
An increase in interest and dividend income of $5.5 million, or 2.1%, to $264.6 million as compared to the second quarter of 2019 primarily attributable to the weighted average yield on net loans, which increased 6 basis points to 4.27%. The average balance of net loans increased $113.4 million primarily from loan originations, offset by paydowns and payoffs.

•
Interest expense increased $202,000, primarily attributable to the average balance of interest-bearing deposits, which increased $136.8 million, or 0.9%, to $15.36 billion and the average balance of total borrowed funds, which increased $49.0 million, or 0.9%, to $5.76 billion for the three months ended September 30, 2019. The weighted average cost of interest-bearing liabilities decreased 1 basis point to 1.90% for the three months ended September 30, 2019.

•	Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended September 30, 2019 as compared to $2.6 million for the three months ended June 30, 2019.
Net interest margin increased 6 basis points to 2.53% for the three months ended September 30, 2019 compared to the three months ended June 30, 2019, driven primarily by higher prepayment penalty fees, higher yields on interest-earning assets and lower cost of interest-bearing liabilities.

Total non-interest income was $14.8 million for the three months ended September 30, 2019, an increase of $7.8 million, as compared to $7.0 million for the second quarter of 2019. Excluding a $5.7 million loss on the sale of securities in the second quarter, the increase in non-interest income was primarily due to a $2.0 million increase in customer swap fee income.
Total non-interest expenses were $108.7 million for the three months ended September 30, 2019, an increase of $4.9 million, or 4.7%, as compared to the second quarter of 2019. The change was due to an increase in compensation and benefit expense of $3.7 million, of which $2.0 million was accelerated stock compensation expense related to the settlement of our shareholder litigation and $1.3 million was employee severance expense related to a workforce reduction. In addition, professional fees increased $2.5 million due primarily to costs associated with implementing enhanced commercial treasury management and online banking products, as well as costs to improve risk management process efficiency. Partially offsetting these increases, advertising and promotional expense decreased $1.3 million.
Income tax expense was $21.0 million for the three months ended September 30, 2019 and $18.7 million for the three months ended June 30, 2019. The effective tax rate was 28.8% for the three months ended September 30, 2019 and 28.6% for the three months ended June 30, 2019.

Third Quarter 2019 compared to Third Quarter 2018
For the third quarter of 2019, net income totaled $52.0 million, a decrease of $2.3 million as compared to $54.2 million in the third quarter of 2018. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, third quarter of 2019 net interest income decreased by $2.5 million, or 1.5%, as compared to the third quarter of 2018 due to:

•
Interest expense increased $23.0 million, or 29.8%, primarily attributable to an increase in the weighted average cost of interest-bearing liabilities of 34 basis points to 1.90% for the three months ended September 30, 2019. The average balance of interest-bearing deposits increased $457.9 million, or 3.1%, to $15.36 billion for the three months ended September 30, 2019 and the average balance of total borrowed funds increased $859.1 million, or 17.5%, to $5.76 billion.

•
An increase in interest and dividend income of $20.5 million, or 8.4%, to $264.6 million primarily as a result of a $1.08 billion increase in the average balance of net loans mainly from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 7 basis points to 4.27% primarily driven by higher average yields on loan originations and an increase in prepayment penalties. In addition, the weighted average yield on securities increased 50 basis points to 2.96%.

•
Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended September 30, 2019 as compared to $4.6 million for the three months ended September 30, 2018.

Net interest margin decreased 16 basis points year over year to 2.53% for the three months ended September 30, 2019 from 2.69% for the three months ended September 30, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets.
Total non-interest income was $14.8 million for the three months ended September 30, 2019, an increase of $4.5 million, or 43.7%, year over year. This increase was primarily due to an increase of $2.5 million in other income attributed to customer swap fee income and an increase of $1.2 million in gain on loans.
Total non-interest expenses were $108.7 million for the three months ended September 30, 2019, an increase of $6.9 million, or 6.8%, year over year. The increase was due to an increase of $4.3 million in compensation and benefit expense, of which $2.0 million was accelerated stock compensation expense related to the settlement of our shareholder litigation and $1.3 million was employee severance expense related to a workforce reduction. In addition, professional fees increased $2.4 million due primarily to costs associated with implementing enhanced commercial treasury management and online banking products, as well as costs to improve risk management process efficiency.
Income tax expense was $21.0 million for the three months ended September 30, 2019 and $19.2 million for the three months ended September 30, 2018. The effective tax rate was 28.8% for the three months ended September 30, 2019 and 26.2% for the three months ended September 30, 2018. The increase in the tax rate is primarily related to the change in New Jersey state tax law.

Nine Months Ended September 30, 2019 compared to Nine Months Ended September 30, 2018
Net income decreased by $22.5 million year over year to $146.8 million for the nine months ended September 30, 2019. The change in net income year over year is the result of the following:
Net interest income decreased by $24.4 million as compared to the nine months ended September 30, 2018 due to:

•
Interest expense increased by $90.3 million, or 44.4%, to $293.5 million for the nine months ended September 30, 2019, as compared to $203.3 million for the nine months ended September 30, 2018, primarily attributable to an increase in the weighted average cost of interest-bearing liabilities of 48 basis points to 1.87% for the nine months ended September 30, 2019. The average balance of total borrowed funds increased $690.4 million, or 14.2%, to $5.57 billion for the nine months ended September 30, 2019 and the average balance of interest-bearing deposits increased $644.4 million, or 4.4%, to $15.33 billion.

•
Total interest and dividend income increased by $65.8 million, or 9.2%, to $779.8 million for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018, primarily attributed to a $1.26 billion increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 7 basis points to 4.22% primarily driven by higher average yields on new loan origination volume, partially offset by a decrease in prepayment penalties. In addition, the weighted average yield on securities increased 49 basis points to 2.91%.

•
Prepayment penalties, which are included in interest income, totaled $11.4 million for the nine months ended September 30, 2019, as compared to $15.4 million for the nine months ended September 30, 2018.

Net interest margin decreased 26 basis points to 2.52% for the nine months ended September 30, 2019 from 2.78% for the nine months ended September 30, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yields on interest-earning assets.
Total non-interest income was $33.0 million for the nine months ended September 30, 2019, an increase of $2.1 million, or 6.7%, as compared to the nine months ended September 30, 2018. The increase is primarily due to an increase of $5.4 million in other income primarily attributed to customer swaps, a sale-leaseback transaction and non-depository investment products. In addition, gain on loans, fees and service charges, income on bank owned life insurance and gain on the sale of other real estate owned increased $1.7 million, $591,000, $524,000 and $513,000, respectively. These increases were partially offset by a decrease of $6.7 million in non-interest income on securities primarily resulting from a $5.7 million loss on the sale of securities during the second quarter of 2019.
Total non-interest expenses were $315.9 million for the nine months ended September 30, 2019, an increase of $10.5 million, or 3.4%, as compared to the nine months ended September 30, 2018. This increase is due to an increase of $5.3 million in compensation and fringe benefit expense, an increase of $3.7 million in data processing and communication expense, an increase of $2.6 million in other non-interest expense and an increase of $1.8 million in advertising and promotional expense. These increases were partially offset by a decrease of $4.1 million in federal insurance premiums.
Income tax expense was $59.1 million for the nine months ended September 30, 2019 compared to $58.4 million for the nine months ended September 30, 2018. The effective tax rate was 28.7% for the nine months ended September 30, 2019 and 25.6% for the nine months ended September 30, 2018. The increase in the tax rate is primarily related to the change in New Jersey state tax law.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. At September 30, 2019, our allowance for loan losses and related year-to-date provision were impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. For the three months ended September 30, 2019, our provision for loan losses was a $2.5 million reduction to the allowance for loan losses, compared to a reduction to the allowance for loan losses of $3.0 million for the three months ended June 30, 2019 and an addition to the allowance for loan losses of $2.0 million for the three months ended September 30, 2018. For the three months ended September 30, 2019, net charge-offs were $1.5 million compared to net recoveries of $221,000 for the three months ended June 30, 2019 and net charge-offs of $2.0 million for the three months ended September 30, 2018. Our provision was a $2.5 million reduction to the allowance for loan losses for the nine months ended September 30, 2019 and an $8.5 million addition to the allowance for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, net charge-offs were $5.3 million compared to $8.7 million for the nine months ended September 30, 2018.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $92.1 million, or 0.42% of total loans, at September 30, 2019 compared to $111.6 million, or 0.51% of total loans, at June 30, 2019 and $124.9 million, or 0.58% of total loans, at December 31, 2018. We continue to proactively and diligently work to resolve our troubled loans.
At September 30, 2019, there were $37.3 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.8 million were residential and consumer loans, $6.9 million were commercial and industrial loans and $2.6 million were commercial real estate loans. TDRs of $12.5 million were classified as accruing and $24.8 million were classified as non-accrual at September 30, 2019.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	89	$17.6	104	$20.9	113	$24.8	97	$20.2	99	$21.3
Construction	—	—	—	—	—	—	3	9.2	—	—
Multi-family	9	16.0	7	12.0	11	29.6	6	23.1	11	12.4
Commercial real estate	7	17.8	5	26.6	4	4.5	7	5.5	8	15.3
Commercial and industrial	9	5.9	5	1.1	15	11.3	9	2.1	14	5.0
Total 30 to 59 days past due	114	57.3	121	60.6	143	70.2	122	60.1	132	54.0
60 to 89 days past due:
Residential and consumer	46	11.6	30	5.5	37	7.1	37	9.2	34	5.2
Construction	—	—	—	—	—	—	—	—	3	9.3
Multi-family	2	3.5	2	17.2	1	1.1	1	2.6	10	36.7
Commercial real estate	3	3.2	4	6.9	—	—	1	3.4	4	4.2
Commercial and industrial	5	4.7	4	4.1	7	3.8	5	0.9	4	5.4
Total 60 to 89 days past due	56	23.0	40	33.7	45	12.0	44	16.1	55	60.8
Total accruing past due loans	170	$80.3	161	$94.3	188	$82.2	166	$76.2	187	$114.8
Non-accrual:
Residential and consumer	261	$48.2	275	$51.2	296	$56.4	320	$59.0	347	$66.3
Construction	—	—	1	0.2	1	0.2	1	0.2	1	0.2
Multi-family	6	19.6	14	34.1	14	34.1	15	33.9	3	2.6
Commercial real estate	30	12.3	27	8.1	32	9.8	35	12.4	39	15.5
Commercial and industrial	16	12.0	13	18.0	14	17.2	14	19.4	14	19.8
Total non-accrual loans	313	$92.1	330	$111.6	357	$117.7	385	$124.9	404	$104.4
Accruing troubled debt restructured loans	58	$12.5	56	$12.2	54	$13.6	54	$13.6	59	$13.2
Non-accrual loans to total loans		0.42%		0.51%		0.54%		0.58%		0.50%
Allowance for loan losses as a percent of non-accrual loans		247.62%		207.83%		199.44%		188.78%		221.06%
Allowance for loan losses as a percent of total loans		1.05%		1.05%		1.08%		1.09%		1.10%

Balance Sheet Summary

Total assets increased $496.2 million, or 1.9%, to $26.73 billion at September 30, 2019 from December 31, 2018. Net loans increased $138.1 million, or 0.6%, to $21.52 billion at September 30, 2019. Securities increased $84.7 million, or 2.3%, to $3.77 billion at September 30, 2019.

Effective January 1, 2019, the Company adopted new accounting guidance that requires leases to be recognized on our Consolidated Balance Sheet as a right-of-use asset and a lease liability. Our operating lease right-of-use assets and operating lease liabilities were $179.6 million and $189.9 million, respectively, at September 30, 2019.

The detail of the loan portfolio (including PCI loans) is below:

	September 30, 2019	June 30, 2019	December 31, 2018
	(In thousands)
Commercial Loans:
Multi-family loans	$7,995,095	8,156,766	8,165,187
Commercial real estate loans	4,771,928	4,897,466	4,786,825
Commercial and industrial loans	2,681,577	2,585,069	2,389,756
Construction loans	289,857	252,628	227,015
Total commercial loans	15,738,457	15,891,929	15,568,783
Residential mortgage loans	5,307,412	5,408,686	5,351,115
Consumer and other	700,341	699,972	707,866
Total Loans	21,746,210	22,000,587	21,627,764
Deferred fees, premiums and other, net	(1,991)	(3,770)	(13,811)
Allowance for loan losses	(227,985)	(231,937)	(235,817)
Net loans	$21,516,234	21,764,880	21,378,136

During the nine months ended September 30, 2019, we originated $794.3 million in commercial and industrial loans, $634.1 million in multi-family loans, $461.3 million in commercial real estate loans, $355.2 million in residential loans, $61.0 million in consumer and other loans and $27.6 million in construction loans. The growth in the loan portfolio reflects our continued focus on growing and diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended September 30, 2019, we purchased loans totaling $258.0 million from these entities. In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $160.3 million during the nine months ended September 30, 2019.

The allowance for loan losses decreased by $7.8 million to $228.0 million at September 30, 2019 from $235.8 million at December 31, 2018. Our allowance for loan losses was positively impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At September 30, 2019 and June 30, 2019, our allowance for loan losses as a percent of total loans was 1.05%, a decrease from 1.09% at December 31, 2018 which was driven by the factors noted above.

Securities increased by $84.7 million, or 2.3%, to $3.77 billion at September 30, 2019 from $3.68 billion at December 31, 2018. This increase was primarily a result of purchases, partially offset by sales and paydowns.

Deposits increased by $92.5 million, or 0.5%, from $17.58 billion at December 31, 2018 to $17.67 billion at September 30, 2019 primarily driven by increases in interest-bearing checking and money market accounts, partially offset by decreases in non-interest checking, savings and time deposit accounts. Checking accounts increased $216.7 million to $7.54 billion at September 30, 2019 from $7.32 billion at December 31, 2018. Core deposits (savings, checking and money market) represented approximately 75% of our total deposit portfolio at September 30, 2019 compared to 74% at December 31, 2018.

Borrowed funds increased by $258.9 million, or 4.8%, to $5.69 billion at September 30, 2019 from $5.44 billion at December 31, 2018 to help fund the growth of the loan portfolio.

Stockholders’ equity decreased by $74.0 million to $2.93 billion at September 30, 2019 from $3.01 billion at December 31, 2018, primarily attributed to the repurchase of 12.0 million shares of common stock for $140.2 million and cash dividends of $0.33 per share totaling $91.9 million during the nine months ended September 30, 2019. These decreases were partially offset by net income of $146.8 million and share-based plan activity of $20.8 million for the nine months ended September 30, 2019. The Bank remains above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 9.68% at September 30, 2019.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2019 operated from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.

Earnings Conference Call October 24, 2019 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, October 24, 2019 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10135533

A telephone replay will be available beginning on October 24, 2019 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 24, 2020. The replay number is (877) 344-7529, password 10135533. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2019	June 30, 2019	December 31, 2018
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$195,400	254,382	196,891
Equity securities	6,030	5,975	5,793
Debt securities available-for-sale, at estimated fair value	2,644,024	2,679,708	2,122,162
Debt securities held-to-maturity, net (estimated fair value of $1,158,769, $1,174,483 and $1,558,564 at September 30, 2019, June 30, 2019 and December 31, 2018, respectively)	1,117,699	1,132,018	1,555,137
Loans receivable, net	21,516,234	21,764,880	21,378,136
Loans held-for-sale	31,373	16,411	4,074
Federal Home Loan Bank stock	273,996	294,155	260,234
Accrued interest receivable	83,951	83,015	77,501
Other real estate owned and other repossessed assets	12,675	7,097	6,911
Office properties and equipment, net	171,266	174,663	177,432
Operating lease right-of-use assets	179,632	184,215	—
Net deferred tax asset	108,634	106,208	104,411
Bank owned life insurance	216,925	215,032	211,914
Goodwill and intangible assets	97,566	97,997	99,063
Other assets	69,758	48,360	29,349
Total assets	$26,725,163	27,064,116	26,229,008
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,672,756	17,644,471	17,580,269
Borrowed funds	5,694,553	6,083,737	5,435,681
Advance payments by borrowers for taxes and insurance	147,359	125,521	129,891
Operating lease liabilities	189,927	194,233	—
Other liabilities	89,201	89,279	77,837
Total liabilities	23,793,796	24,137,241	23,223,678
Stockholders’ equity	2,931,367	2,926,875	3,005,330
Total liabilities and stockholders’ equity	$26,725,163	27,064,116	26,229,008

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$231,734	227,462	216,516	684,086	633,029
Securities:
GSE obligations	343	267	266	876	813
Mortgage-backed securities	23,978	23,883	19,624	71,491	59,279
Equity	36	35	32	108	100
Municipal bonds and other debt	3,186	2,734	2,615	8,442	7,305
Interest-bearing deposits	821	609	677	1,965	1,541
Federal Home Loan Bank stock	4,456	4,078	4,296	12,871	11,928
Total interest and dividend income	264,554	259,068	244,026	779,839	713,995
Interest expense:
Deposits	67,972	67,828	51,923	201,222	130,366
Borrowed funds	32,130	32,072	25,177	92,319	72,918
Total interest expense	100,102	99,900	77,100	293,541	203,284
Net interest income	164,452	159,168	166,926	486,298	510,711
Provision for loan losses	(2,500)	(3,000)	2,000	(2,500)	8,500
Net interest income after provision for loan losses	166,952	162,168	164,926	488,798	502,211
Non-interest income:
Fees and service charges	5,796	5,654	5,506	16,785	16,194
Income on bank owned life insurance	1,832	1,540	1,596	4,949	4,425
Gain on loans, net	1,679	1,015	478	3,127	1,398
Gain (loss) on securities, net	30	(5,617)	97	(5,523)	1,198
Gain on sales of other real estate owned, net	358	281	13	863	350
Other income	5,085	4,108	2,597	12,754	7,310
Total non-interest income	14,780	6,981	10,287	32,955	30,875
Non-interest expense:
Compensation and fringe benefits	63,603	59,854	59,279	184,455	179,139
Advertising and promotional expense	2,994	4,282	3,229	10,888	9,123
Office occupancy and equipment expense	15,702	15,423	15,151	47,296	46,446
Federal insurance premiums	3,300	3,300	4,935	9,900	13,960
General and administrative	487	692	509	1,663	1,702
Professional fees	6,010	3,461	3,578	12,411	11,781
Data processing and communication	8,348	7,642	7,090	23,989	20,319
Other operating expenses	8,274	9,150	8,017	25,329	22,987
Total non-interest expenses	108,718	103,804	101,788	315,931	305,457
Income before income tax expense	73,014	65,345	73,425	205,822	227,629
Income tax expense	21,042	18,721	19,201	59,068	58,383
Net income	$51,972	46,624	54,224	146,754	169,246
Basic earnings per share	$0.20	0.18	0.19	0.56	0.60
Diluted earnings per share	$0.20	0.18	0.19	0.55	0.59

Basic weighted average shares outstanding	261,678,994	263,035,892	280,755,898	264,104,402	284,289,363
Diluted weighted average shares outstanding	261,812,970	263,477,477	281,172,921	264,422,265	285,376,003

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$224,882	821	1.46%	$179,572	609	1.36%	$227,346	677	1.19%
Equity securities	6,001	36	2.40%	5,902	35	2.37%	5,802	32	2.21%
Debt securities available-for-sale	2,591,055	18,167	2.80%	2,244,900	16,218	2.89%	2,015,096	11,122	2.21%
Debt securities held-to-maturity	1,131,194	9,340	3.30%	1,480,400	10,666	2.88%	1,638,722	11,383	2.78%
Net loans	21,722,751	231,734	4.27%	21,609,361	227,462	4.21%	20,644,566	216,516	4.20%
Federal Home Loan Bank stock	279,356	4,456	6.38%	281,548	4,078	5.79%	246,037	4,296	6.98%
Total interest-earning assets	25,955,239	264,554	4.08%	25,801,683	259,068	4.02%	24,777,569	244,026	3.94%
Non-interest earning assets	992,118			956,909			708,904
Total assets	$26,947,357			$26,758,592			$25,486,473

Interest-bearing liabilities:
Savings	$1,958,748	4,377	0.89%	$1,901,506	3,809	0.80%	$2,142,642	3,462	0.65%
Interest-bearing checking	4,894,643	21,094	1.72%	4,867,288	22,119	1.82%	4,449,767	15,736	1.41%
Money market accounts	3,750,846	16,065	1.71%	3,691,258	15,815	1.71%	3,747,501	13,043	1.39%
Certificates of deposit	4,756,086	26,436	2.22%	4,763,516	26,085	2.19%	4,562,549	19,682	1.73%
Total interest-bearing deposits	15,360,323	67,972	1.77%	15,223,568	67,828	1.78%	14,902,459	51,923	1.39%
Borrowed funds	5,756,197	32,130	2.23%	5,707,174	32,072	2.25%	4,897,119	25,177	2.06%
Total interest-bearing liabilities	21,116,520	100,102	1.90%	20,930,742	99,900	1.91%	19,799,578	77,100	1.56%
Non-interest-bearing liabilities	2,892,067			2,883,230			2,610,074
Total liabilities	24,008,587			23,813,972			22,409,652
Stockholders’ equity	2,938,770			2,944,620			3,076,821
Total liabilities and stockholders’ equity	$26,947,357			$26,758,592			$25,486,473

Net interest income		$164,452			$159,168			$166,926

Net interest rate spread			2.18%			2.11%			2.38%

Net interest earning assets	$4,838,719			$4,870,941			$4,977,991

Net interest margin			2.53%			2.47%			2.69%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.23	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$193,427	1,965	1.35%	$201,743	1,541	1.02%
Equity securities	5,905	108	2.44%	5,740	100	2.32%
Debt securities available-for-sale	2,317,685	49,801	2.86%	2,008,724	32,803	2.18%
Debt securities held-to-maturity	1,379,982	31,008	3.00%	1,696,718	34,594	2.72%
Net loans	21,596,000	684,086	4.22%	20,337,264	633,029	4.15%
Federal Home Loan Bank stock	273,885	12,871	6.27%	246,858	11,928	6.44%
Total interest-earning assets	25,766,884	779,839	4.04%	24,497,047	713,995	3.89%
Non-interest earning assets	964,031			716,163
Total assets	$26,730,915			$25,213,210

Interest-bearing liabilities:
Savings	$1,966,427	12,556	0.85%	$2,206,307	9,705	0.59%
Interest-bearing checking	4,912,085	65,295	1.77%	4,581,974	43,372	1.26%
Money market accounts	3,691,378	46,126	1.67%	3,897,632	32,832	1.12%
Certificates of deposit	4,757,446	77,245	2.16%	3,997,059	44,457	1.48%
Total interest bearing deposits	15,327,336	201,222	1.75%	14,682,972	130,366	1.18%
Borrowed funds	5,566,273	92,319	2.21%	4,875,857	72,918	1.99%
Total interest-bearing liabilities	20,893,609	293,541	1.87%	19,558,829	203,284	1.39%
Non-interest-bearing liabilities	2,881,242			2,551,722
Total liabilities	23,774,851			22,110,551
Stockholders’ equity	2,956,064			3,102,659
Total liabilities and stockholders’ equity	$26,730,915			$25,213,210

Net interest income		$486,298			$510,711

Net interest rate spread			2.17%			2.50%

Net interest earning assets	$4,873,275			$4,938,218

Net interest margin			2.52%			2.78%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Return on average assets	0.77%	0.70%	0.85%	0.73%	0.90%
Return on average equity	7.07%	6.33%	7.05%	6.62%	7.27%
Return on average tangible equity	7.32%	6.55%	7.29%	6.85%	7.52%
Interest rate spread	2.18%	2.11%	2.38%	2.17%	2.50%
Net interest margin	2.53%	2.47%	2.69%	2.52%	2.78%
Efficiency ratio	60.66%	62.48%	57.44%	60.84%	56.40%
Non-interest expense to average total assets	1.61%	1.55%	1.60%	1.58%	1.62%
Average interest-earning assets to average interest-bearing liabilities	1.23	1.23	1.25	1.23	1.25

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		September 30, 2019	June 30, 2019	December 31, 2018
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.44%	0.48%	0.55%
Non-performing loans as a percent of total loans		0.48%	0.56%	0.64%
Allowance for loan losses as a percent of non-accrual loans		247.62%	207.83%	188.78%
Allowance for loan losses as a percent of total loans		1.05%	1.05%	1.09%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.68%	9.70%	10.28%
Common equity tier 1 risk-based (2)		12.95%	12.69%	13.41%
Tier 1 Risk-Based Capital (2)		12.95%	12.69%	13.41%
Total Risk-Based Capital (2)		14.10%	13.84%	14.60%
Equity to total assets (period end)		10.97%	10.81%	11.46%
Average equity to average assets		10.91%	11.00%	11.71%
Tangible capital to tangible assets (1)		10.64%	10.49%	11.12%
Book value per common share (1)		$11.13	$11.04	$10.95
Tangible book value per common share (1)		$10.76	$10.67	$10.59

Other Data:
Number of full service offices		147	147	151
Full time equivalent employees		1,887	1,962	1,928

(1) See Non-GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	September 30, 2019	June 30, 2019	December 31, 2018

Total stockholders’ equity	$2,931,367	2,926,875	3,005,330
Goodwill and intangible assets	97,566	97,997	99,063
Tangible stockholders’ equity	$2,833,801	2,828,878	2,906,267

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(84,314,431)	(82,250,311)	(72,797,738)
Shares outstanding	274,756,421	276,820,541	286,273,114
Unallocated ESOP shares	(11,487,175)	(11,605,600)	(11,842,448)
Book value shares	263,269,246	265,214,941	274,430,666

Book Value per Share	$11.13	$11.04	$10.95
Tangible Book Value per Share	$10.76	$10.67	$10.59

Total assets	$26,725,163	27,064,116	26,229,008
Goodwill and intangible assets	97,566	97,997	99,063
Tangible assets	$26,627,597	26,966,119	26,129,945

Tangible capital to tangible assets	10.64%	10.49%	11.12%